Exhibit 99.01
OGE Energy Corp. reports fourth quarter 2021 results and
outlook for 2022
Robust growth and strong operational performance deliver solid financial results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") today reported earnings of $3.68 per diluted share in 2021, compared with a net loss of $0.87 per diluted share in 2020.

•OG&E, a regulated electric utility, reported earnings of $1.80 per diluted share in 2021, compared with earnings of $1.70 per diluted share in 2020.
•Natural Gas Midstream Operations reported earnings of $1.92 per diluted share in 2021, driven by a $1.32 per diluted share gain on the Enable merger transaction, compared with a loss of $2.58 per diluted share in 2020, which included a loss of $2.95 per diluted share due to an investment impairment charge associated with Enable.
•The holding company and other operations reported a loss of $0.04 per diluted share in 2021, compared with a gain of $0.01 per diluted share in 2020.

"Every single employee contributed to the excellent results we delivered this year especially when you consider the headwinds we faced in early 2021" said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. "We ended the year with the best safety record in the Southeast Electric Exchange, were recognized as a Business Customer Champion by Escalent, and closed the Enable transaction. This outstanding performance combined with strong economic growth in our service area sets us up to deliver solid results for 2022."

Discussion of 2021 Results
OG&E reported net income of $360 million, or $1.80 per diluted share, in 2021 compared to $339 million, or $1.70 per diluted share, in 2020. The increase in net income was primarily driven by strong load growth of 2.4% and increased revenues from the recovery of capital investments, partially offset by the impacts of Winter Storm Uri and higher depreciation on a growing asset base.

Natural Gas Midstream Operations reported net income of $385 million, or $1.92 per diluted share, in 2021 compared to a net loss of $515 million, or $2.58 per diluted share, in 2020. The reported gain in 2021 was primarily due to the net gain of $265 million, or $1.32 per diluted share, associated with the Enable merger transaction that closed on December 2, 2021 and an increase in equity earnings from Enable resulting primarily from higher average natural gas and NGL prices. The reported net loss in 2020 was primarily related to the impairment charge in the Company’s investment in Enable.

Fourth Quarter Results
For the three months ended December 31, 2021, OGE Energy reported net income of $319 million, or $1.59 per diluted share compared with net income of $55 million, or $0.27 per diluted share in same period of 2020. The increase in earnings was primarily due to a net gain of $265 million, or $1.32 per diluted share on the Enable merger transaction. OG&E reported net income of $40 million, or $0.20 per diluted share compared with net income of $41 million, or $0.21 per diluted share in the same period 2020. The decrease in earnings at OG&E was primarily due to warmer weather in the fourth quarter of 2021 and recognition of a loss associated with the Winter Storm Uri regulatory settlement, partially offset by recovery of increased infrastructure investments.

2022 Outlook and Long-Term Growth Rate Outlook
The midpoint of the Company’s 2022 OG&E earnings guidance is $1.92, within a range of $1.87 to $1.97 per average diluted share. The Company is not issuing earnings guidance for its natural gas midstream operations, and therefore is not issuing a 2022 consolidated earnings guidance. The Company’s guidance for other operations, excluding natural gas midstream operations, is a loss of between $0.01 and $0.02 per average diluted share in 2022. This guidance assumes approximately 200.5 million average diluted shares outstanding.

The Company's forecasted long-term utility earnings per share growth outlook is 5% to 7%.

Dividend Declared
On February 23, 2022 the Company’s Board of Directors approved a second quarter dividend of $0.41 per share per common share of stock, to be paid April 29, 2022, to shareholders of record on April 11, 2022.

Exhibit 99.01
More information regarding the Company's 2021 financial results, 2022 earnings guidance, long-term growth rate, and dividend policy is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy Corp. will host a conference call for discussion of the results on Thursday, February 24, at 8 a.m. CST. The conference will be available through the Investor Center at www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 879,000 customers in Oklahoma and western Arkansas. In addition, as a result of the merger between Enable Midstream and Energy Transfer LP, OGE Energy Corp. owns approximately 3% of Energy Transfer's limited partnership units. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; and NGL fractionation.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project”, “target” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies, inflation rates and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery, including through securitization, of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company’s facilities are operated or result in stranded assets; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in the Company’s markets and operational challenges if large percentages of key employee groups become sick and are unable to work for an extended period of time; potential employee engagement issues and/or increased rates of employee turnover if federal or state authorities impose COVID-19-related vaccine or testing mandates; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; business conditions in the energy and natural gas midstream industries, including specifically for Energy Transfer that may affect the fair value of the Company's investment in Energy Transfer's equity securities and the level of distributions the Company receives from Energy Transfer; difficulty in making accurate assumptions and projections regarding future distributions associated with the Company's investment in Energy Transfer's equity securities, as the Company does not control Energy Transfer; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2021.

Note: Consolidated Statements of Income for OGE Energy Corp. and Oklahoma Gas & Electric Company, and Financial and Statistical Data attached.

Exhibit 99.01
OGE ENERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In millions except per share data)	2021	2020	2021	2020
OPERATING REVENUES
Revenues from contracts with customers	$555.0	$469.6	$3,588.7	$2,069.8
Other revenues	26.3	15.8	65.0	52.5
Operating revenues	581.3	485.4	3,653.7	2,122.3
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	250.7	163.1	2,127.6	644.6
OPERATING EXPENSES
Other operation and maintenance	119.2	115.6	463.1	462.8
Depreciation and amortization	105.8	99.1	416.0	391.3
Taxes other than income	24.3	25.1	102.8	101.4
Operating expenses	249.3	239.8	981.9	955.5
OPERATING INCOME	81.3	82.5	544.2	522.2
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	41.9	35.8	169.8	(668.0)
Allowance for equity funds used during construction	1.9	1.1	6.7	4.8
Other net periodic benefit expense	(1.8)	(0.4)	(6.1)	(3.9)
Gain (loss) on equity securities	(8.6)	—	(8.6)	—
Other income	11.4	10.5	26.3	37.5
Gain on Enable/Energy Transfer transaction, net	344.4	—	344.4	—
Other expense	(27.4)	(11.3)	(39.9)	(35.2)
Net other income (expense)	361.8	35.7	492.6	(664.8)
INTEREST EXPENSE
Interest on long-term debt	39.3	38.7	154.8	152.8
Allowance for borrowed funds used during construction	(1.0)	(0.4)	(3.5)	(1.9)
Interest on short-term debt and other interest charges	1.2	1.3	7.0	7.6
Interest expense	39.5	39.6	158.3	158.5
INCOME (LOSS) BEFORE TAXES	403.6	78.6	878.5	(301.1)
INCOME TAX EXPENSE (BENEFIT)	84.4	23.8	141.2	(127.4)
NET INCOME (LOSS)	$319.2	$54.8	$737.3	$(173.7)
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.0	200.1	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.5	200.3	200.3	200.1
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$1.59	$0.27	$3.68	$(0.87)
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$1.59	$0.27	$3.68	$(0.87)

Exhibit 99.01

OKLAHOMA GAS AND ELECTRIC COMPANY
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2020	2021	2020
OPERATING REVENUES
Revenues from contracts with customers	$555.0	$469.6	$3,588.7	$2,069.8
Other revenues	26.3	15.8	65.0	52.5
Operating revenues	581.3	485.4	3,653.7	2,122.3
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	250.7	163.1	2,127.6	644.6
OPERATING EXPENSES
Other operation and maintenance	120.3	115.6	464.7	464.4
Depreciation and amortization	105.8	99.1	416.0	391.3
Taxes other than income	24.0	24.4	99.3	97.2
Operating expenses	250.1	239.1	980.0	952.9
OPERATING INCOME	80.5	83.2	546.1	524.8
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	1.9	1.1	6.7	4.8
Other net periodic benefit expense	(1.1)	(0.3)	(4.3)	(3.1)
Other income	1.9	1.3	7.1	5.0
Other expense	(0.8)	(0.9)	(1.8)	(2.6)
Net other income	1.9	1.2	7.7	4.1
INTEREST EXPENSE
Interest on long-term debt	38.5	38.7	152.7	152.8
Allowance for borrowed funds used during construction	(1.0)	(0.4)	(3.5)	(1.9)
Interest on short-term debt and other interest charges	0.2	0.8	2.8	3.9
Interest expense	37.7	39.1	152.0	154.8
INCOME BEFORE TAXES	44.7	45.3	401.8	374.1
INCOME TAX EXPENSE	4.8	4.2	41.8	34.7
NET INCOME	39.9	41.1	360.0	339.4
Other comprehensive income, net of tax	—	—	—	—
COMPREHENSIVE INCOME	$39.9	$41.1	$360.0	$339.4

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2021	2020	2021	2020
Operating revenues by classification:
Residential	$210.6	$185.6	$1,342.1	$869.0
Commercial	137.3	108.9	766.9	479.4
Industrial	60.7	48.5	328.2	197.3
Oilfield	57.2	43.1	316.8	172.3
Public authorities and street light	50.9	40.7	289.5	176.9
System sales revenues	516.7	426.8	3,043.5	1,894.9
Provision for rate refund	—	0.6	—	3.8
Integrated market	21.3	15.9	468.9	49.6
Transmission	36.4	34.3	140.2	143.3
Other	6.9	7.8	1.1	30.7
Total operating revenues	$581.3	$485.4	$3,653.7	$2,122.3
MWh sales by classification (In millions)
Residential	1.9	2.1	9.6	9.5
Commercial	1.6	1.4	6.8	6.3
Industrial	1.0	1.1	4.2	4.2
Oilfield	1.1	1.0	4.2	4.2
Public authorities and street light	0.6	0.6	2.9	2.8
System sales	6.2	6.2	27.7	27.0
Integrated market	0.4	0.5	1.6	2.0
Total sales	6.6	6.7	29.3	29.0
Number of customers	879,447	867,389	879,447	867,389
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas (A)	6.506	2.824	11.907	2.077
Coal	2.039	1.767	1.935	1.821
Total fuel (A)	3.618	2.206	6.833	1.863
Total fuel and purchased power (A)	3.643	2.321	6.892	2.117
Degree days
Heating - Actual	924	1,323	3,281	3,303
Heating - Normal	1,413	1,331	3,452	3,354
Cooling - Actual	93	59	1,896	1,804
Cooling - Normal	62	74	1,912	2,095
(A)Increased primarily due to both higher market prices related to increased natural gas prices and elevated pricing from Winter Storm Uri in 2021.